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                                                                    EXHIBIT 99.7


                        FOR:              PLAY-BY-PLAY TOYS & NOVELTIES, INC.

                        CONTACT:          JOE M. GUERRA
                                          CHIEF FINANCIAL OFFICER
                                          PLAY-BY-PLAY TOYS & NOVELTIES, INC.
FOR IMMEDIATE RELEASE                     (210) 829-4666


                     PLAY-BY-PLAY TOYS & NOVELTIES, INC.
        ANNOUNCES NEW CHAIRMAN, PRESIDENT, AND CHIEF OPERATING OFFICER


SAN ANTONIO, TX, JULY 23, 2001-- PLAY-BY-PLAY TOYS & NOVELTIES, INC. (OTCBB:
PBYP) is pleased to announce that Tomas Duran, in addition to his current position of Chief Executive Officer, is joining the Board of Directors as Chairman of the Board. Mr. Duran previously had been a director of the Company and a member of its Audit Committee.

The Company's Board of Directors also appointed Ottis W. Byers to the positions of President and Chief Operating Officer. Mr. Byers had most recently been employed by the Company as its National Sales Director.

Play-By-Play Toys & Novelties, Inc. designs, develops, markets and distributes a broad line of quality stuffed toys, novelties and consumer electronics based on its licenses for popular children's entertainment characters, professional sports team logos and corporate trademarks. The Company also designs, develops and distributes electronic toys and non-licensed stuffed toys, and markets and distributes a broad line of non-licensed novelty items. Play-By-Play has license agreements with major corporations engaged in the children's entertainment character business.


Except for the historical information contained herein, the matters discussed in this release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks associated with the Company's liquidity and capital resources, relationships with licensors, competitive and economic factors, price changes by competitors, ability to manage growth, ability to source products, international trade relations, management of quarter to quarter results, increase in costs of raw materials, timing of technological advances by the Company and its competitors, lack of acceptance by consumers of new products, and the other factors discussed in the "Risk Factors" section of the Company's Form 10-K dated July 31, 2000. Updated information will be periodically provided by the Company as required by the Securities Exchange Act of 1934.